Exhibit 5

[Milbank, Tweed, Hadley & McCloy LLP Letterhead]

January 8, 2002

American Restaurant Group, Inc.
4410 El Camino Real, Suite 201
Los Altos, California 94022

    Re:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on January 8, 2002 (Registration No. 333-      ) (the "Registration Statement"), in connection with the registration of Senior Secured Notes due 2006 (the "Notes") of American Restaurant Group, Inc. (the "Company"). We have examined the Indenture, dated February 25, 1998, as amended by that certain First Supplemental Indenture, dated June 28, 2000, and that certain Second Supplemental Indenture, dated October 31, 2001 (collectively, the "Indenture"), by and between the Company and BNY Western Trust Company (successor in interest to U.S. Trust Company, National Associate, formerly known as U.S. Trust Company of California, N.A.), under which the Notes were issued on October 31, 2001.

    Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws affecting creditors' rights generally and except as the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under "Legal Matters."

                      Respectfully submitted,
                      /s/ Milbank, Tweed, Hadley & McCloy LLP

KJB